Exhibit 10.5

REAFFIRMATION OF GUARANTY

This Reaffirmation of Guaranty is made by the undersigned in favor of COMERICA BANK, a Texas banking association (“Bank”). The undersigned acknowledges that MANITEX LIFTKING, ULC, a corporation incorporated under the provincial laws of Alberta (“Borrower”) and Bank have executed that certain Amendment No. 1 to Note dated August 10, 2012 (“Amendment”), which amends that certain US$6,500,000.00 Amended and Restated Master Revolving Note dated December 23, 2011 by Borrower payable to Bank (as amended, the “Revolving Note”) to increase the face amount of the Revolving Note to US$8,000,000.

The undersigned consents to Borrower’s execution of the Amendment, ratifies its obligations under its Guaranty dated December 23, 2011 executed and delivered to Bank (“Guaranty”), confirms that the Guaranty remains in full force and effect with respect to the Revolving Note, as amended by the Amendment, and certifies that it does not have any defense or setoff to its obligations under the Guaranty.

The undersigned certifies to Bank that its (i) Articles of Organization and Operating Agreement, and (ii) Corporate Resolutions and Incumbency Certification (Authority to Support Another’s Borrowings) dated December 23, 2011, each previously delivered to Bank: (x) remain in full force and effect, (y) have not been amended, rescinded or repealed in any respect, and (z) may continue to be relied upon by Bank until express written notice to the contrary is delivered to Bank.

Execution of this Reaffirmation does not amend or modify any of the terms and conditions of the Guaranty, and Bank may continue to rely thereon without qualification.

Dated: August 10, 2012

MANITEX, LLC

By:	/s/ David H. Gransee

Name:	David H.Gransee
Its:	VP & CFO